                                                                     Exhibit 5.1

             [LETTERHEAD OF GOODWIN, PROCTER & HOAR APPEARS HERE]

                               February 7, 1996



Bradley Real Estate, Inc.
699 Boylston Street
Boston, MA 02116

      Re:  Bradley Real Estate, Inc. Registration Statement on Form S-4
           (File No. 33-64811)(as amended to date, the "Registration Statement")
           =====================================================================

Dear Ladies and Gentlemen:

      This opinion relates to shares of common stock, par value $.01 per share, of Bradley Real Estate, Inc., a Maryland corporation (the "Company"), to be issued (i) to the stockholders of Tucker Properties Corporation, a Maryland corporation ("Tucker"), in connection with the Merger (as defined below), (ii) upon the redemption of the outstanding partnership units of Tucker Operating Limited Partnership, a Delaware limited partnership, or its successor, and (iii) pursuant to outstanding stock options granted under the Tucker Properties Corporation 1993 Share Option Plan (collectively, the "Shares"), which are the subject matter of the above-referenced Registration Statement filed with the Securities and Exchange Commission (the "Commission").

      We have acted as counsel to the Company in connection with the preparation and filing with the Commission of the Registration Statement and the proposed merger (the "Merger") of Tucker with and into the Company pursuant to the Agreement and Plan of Merger by and between the Company and Tucker dated as of October 30, 1995 (the "Merger Agreement").

      For purposes of this opinion we have reviewed the Company's Articles of Amendment and Restatement and By-Laws, each as amended to date. We have also examined records of corporate proceedings of the Company and such other certificates and documents as we have deemed necessary to enable us to render this opinion.

      We express no opinion herein concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the General Corporation Law of the State of Maryland as in effect on the date hereof.

      Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that, upon the issuance of the certificates representing the

                            GOODWIN, PROCTER & HOAR

Bradley Real Estate, Inc.
February 7, 1996
Page 2

Shares in accordance with the provisions of the Merger Agreement, the Amended and Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, the Tucker Properties Corporation 1993 Share Option Plan and the relevant stock option agreements, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus contained in such Registration Statement.


                                          Very truly yours,

                                         /s/ GOODWIN, PROCTER & HOAR

                                         GOODWIN, PROCTER & HOAR